Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 - Additional Sub-custodians:

Citibank Pty. Limited, Melbourne, Australia
Scotiabank & Trust (Cayman) Limited., Grand Cayman, Cayman Islands Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
HVB Bank Serbia and Montenegro a.d., Belgrade, Serbia
Nedcor Bank Limited, Braamfontein, South Africa
United Overseas Bank Limited, Singapore, Singapore
Barclays Bank of Uganda Limited, Kampala, Uganda
Deutsche Bank AG, Paris, France

Type of Custody:  Foreign Custodian Rule 17f-5